SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

ANNUAL REPORT OF

REPUBLIC OF SOUTH AFRICA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2017

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered

N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Sachin Davé, Esq.

Allen & Overy LLP

One Bishops Square

London E1 6AD

United Kingdom

*         The Registrant is filing this annual report on a voluntary basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, the Republic of South Africa, has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on May 15, 2018.

REPUBLIC OF SOUTH AFRICA

By:	s/s Tshepiso Moahloli
Tshepiso Moahloli
Attorney-in-fact for
Nhlanhla Nene MP
Minister of Finance
Republic of South Africa

EXPLANATORY NOTE

The purpose of this amendment to the annual report on Form 18-K (the “Annual Report”) of the Republic of South Africa for the fiscal year ended March 31, 2017, is to file: (i) Quarterly Bulletin No. 287, dated March 2018, published by the South African Reserve Bank and (ii) Budget Review 2018, dated February 21, 2018, published by the National Treasury of the Republic of South Africa.

This amendment to the Annual Report comprises:

(a)           Pages numbered 1-4 consecutively

(b)           The following exhibits:

Exhibit 24 – Power of Attorney, dated May 8, 2018

Exhibit 99.F – Quarterly Bulletin No. 287, dated March 2018, published by the South African Reserve Bank

Exhibit 99.G – Budget Review 2018, dated February 21, 2018, published by the National Treasury of the Republic of South Africa

This amendment to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

EXHIBIT INDEX

Exhibit	Description

24	Power of Attorney, dated May 8, 2018

99.F	Quarterly Bulletin No. 287, dated March 2018, published by the South African Reserve Bank

99.G	Budget Review 2018, dated February 21, 2018, published by the National Treasury of the Republic of South Africa